Exhibit 99.1

Company Contacts:

Scott Settersten

Chief Financial Officer

(630) 410-4807

Laurel Lefebvre

Vice President, Investor Relations

(630) 410-5230

ULTA BEAUTY ANNOUNCES ADDITION TO BOARD OF DIRECTORS

Michael R. MacDonald Appointed Independent Director

Bolingbrook, Ill. – October 29, 2012 – Ulta Beauty [NASDAQ:ULTA] today announced that Michael R. MacDonald, President and Chief Executive Officer of DSW Inc. [NYSE: DSW], a leading branded footwear and accessories retailer, has been appointed to its Board of Directors, effective October 24, 2012.

Michael R. MacDonald joins the Ulta Beauty Board with more than 30 years of experience in the retail industry, with expertise in merchandising, marketing, store operations and finance. Prior to joining DSW Inc. in 2009, Mr. MacDonald served for three years as Chairman and Chief Executive of ShopKo Stores, the privately-held discount retailer. Prior to that, Mr. MacDonald spent sixteen years with the department store Carson Pirie Scott (“CPS”), and with Saks Incorporated (“Saks”) after it acquired CPS in 1998. He served in various operating roles at Saks, including Chairman and Chief Executive Officer of Saks’ Northern Department Store Group from 2000 to 2006. Prior to joining CPS, Mr. MacDonald held financial positions with various other department stores, including Chief Financial Officer of Marshall Field & Company from 1985 to 1990.

Dennis Eck, Ulta’s Non-Executive Chair, said, “We are delighted to welcome Mike to Ulta Beauty’s Board. DSW shares many of the strengths of our company, including a consistent track record of profitable growth, exciting future growth potential, a vibrant rewards program and its guests’ passion and enthusiasm for the brand. We look forward to Mike’s valuable insights and expertise benefitting Ulta’s business.”

About Ulta Beauty

Ulta Beauty is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta Beauty provides affordable indulgence to its customers by combining unmatched product breadth, value and convenience with the distinctive environment and experience of a specialty retailer. Ulta Beauty offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta Beauty also offers a full-service salon in all of its stores. As of July 28, 2012, the Company operates 489 retail stores across 45 states and also distributes its products through the Company’s website: www.ulta.com.